                                  Exhibit-17(b)(iii)



PROSPECTUS SUBJECT TO COMPLETION - JANUARY 17, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   CHASE FUNDS

CHASE VISTA H&Q IPO &              THIS PROSPECTUS OFFERS:
EMERGING COMPANY FUND
                                   CLASS A AND CLASS B SHARES






                                   THIS SECURITIES AND EXCHANGE COMMISSION HAS
                                   NOT APPROVED OR DISAPPROVED THESE SECURITIES
                                   OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL
                                   OR COMPLETE. ANY REPRESENTATION TO THE
                                   CONTRARY IS A CRIMINAL OFFENSE.








                                            [LOGO] CHASE
                                            ------------------------------------
                                            THE RIGHT RELATIONSHIP IS EVERTHING.


                                                                    HQIPO-1-0101

CHASE VISTA H&Q IPO
& EMERGING COMPANY FUND                           1

THE FUND'S INVESTMENT ADVISER                    11


HOW YOUR ACCOUNT WORKS                           12


ABOUT SALES CHARGES                              12

BUYING FUND SHARES                               14

SELLING FUND SHARES                              16

EXCHANGING FUND SHARES                           16

OTHER INFORMATION CONCERNING THE FUND            17

DISTRIBUTION ARRANGEMENTS                        18

DISTRIBUTIONS AND TAXES                          18


SHAREHOLDER SERVICES                             20


WHAT THE TERMS MEAN                              21


HOW TO REACH US                          BACK COVER

CHASE VISTA H&Q IPO & EMERGING COMPANY FUND

INVESTMENT OBJECTIVE

Chase Vista H&Q IPO Fund's objective is capital appreciation.

MAIN INVESTMENT STRATEGY

Chase Vista H&Q IPO Fund seeks to achieve its goal by investing, under normal market conditions, at least 65% of its assets in a diversified portfolio of common stocks acquired as part of, or within 18 months after, a company's initial public offering and traded on the New York Stock Exchange, American Stock Exchange or NASDAQ National Market. The common stocks of these emerging companies will be referred to generally in this Combined Prospectus/Proxy Statement as IPOs.

Symphony, the sub-adviser to Chase Vista H&Q IPO Fund, has developed a quantitative model which tracks historical IPO performance. At the time of an initial public offering, Symphony will purchase IPO shares that meet certain minimum quantitative criteria for offering size, issuer market capitalization and lead underwriter, among other factors. Symphony will attempt to purchase these shares directly from the underwriters, at the offering price. If shares cannot be obtained at the offering price, they will be purchased in the secondary market. For a period of up to 18 months after an initial public offering of shares, Symphony will also purchase such IPO shares based upon the above criteria and certain aftermarket criteria, such as analyst ratings, price, performance, valuation relative to the industry and insider activity. IPO shares held by Chase Vista H&Q IPO Fund will be sold based upon similar aftermarket criteria. Chase Vista H&Q IPO Fund normally

CHASE VISTA H&Q IPO & EMERGING COMPANY FUND

expects to sell most of its IPO holdings within a year of purchase. When making investment decisions, the Symphony will employ qualitative, as well as quantitative, techniques and will emphasize issuers with growth characteristics.

When Symphony believes that the number or quality of IPOs available for Chase Vista H&Q IPO Fund investment is inadequate, Symphony intends to invest in futures contracts or participations based on equity indexes, such as the S&P 500-Registered Trademark- Index, Russell 2000-Registered Trademark- Index or Wilshire 4500-Registered Trademark- Index. Symphony may also purchase non-IPO equity securities (including common stocks, preferred stocks, convertible securities and warrants) issued primarily by companies which have capitalizations of $1 billion or less at the time of investment.

The Chase Vista H&Q IPO Fund may invest up to 20% of its total assets in foreign securities. It may also invest up to 20% of its total assets in convertible securities, which generally pay interest or dividends and which can be converted into common or preferred stock.

Although the Chase Vista H&Q IPO Fund intends to invest primarily in equity securities, under normal market conditions it may invest up to 20% of its total assets in high quality money market instruments and repurchase agreements. To temporarily defend its assets, the Chase Vista H&Q IPO Fund may put any amount of its assets in these types of investments.

During unusual market conditions, the Chase Vista H&Q IPO Fund may invest up to 20% of its assets in U.S. Government obligations.

The Chase Vista H&Q IPO Fund may invest in derivatives, which are financial instruments whose value is based on another security, index or exchange rate. The Chase Vista H&Q IPO Fund may use derivatives to hedge various market risks or to increase the Chase Vista H&Q IPO Fund's income or gain.

The Chase Vista H&Q IPO Fund may change any of these investment policies (including its investment objective) without shareholder approval.[GRAPHIC]

CHASE VISTA H&Q IPO & EMERGING COMPANY FUND

THE MAIN INVESTMENT RISKS

All mutual funds carry a certain amount of risk. An investor in Chase Vista H&Q IPO Fund may lose money on his or her investment in Chase Vista H&Q IPO Fund. Here are some of the specific risks of investing in Chase Vista H&Q IPO Fund.

Chase Vista H&Q IPO Fund may not achieve its objective if the advisers' expectations regarding particular securities or markets are not met.

The value of shares of Chase Vista H&Q IPO Fund will be influenced by conditions in stock markets as well as the performance of the companies selected for in Chase Vista H&Q IPO Fund's portfolio.

UNIQUE NATURE OF IPOS. Most IPOs involve a high degree of risk not normally associated with offerings of more seasoned companies. Companies involved in IPOs generally have limited operating histories, and their prospects for future profitability are uncertain. These companies often are engaged in new and evolving businesses and are particularly vulnerable to competition and to changes in technology, markets and economic conditions. They may be dependent on certain key managers and third parties, need more personnel and other resources to manage growth and require significant additional capital. They may also be dependent on limited product lines and uncertain property rights and need regulatory approvals. Investors in IPOs, such as Chase Vista H&Q IPO Fund, can be affected by substantial dilution in the value of their shares, by sales of additional shares and by concentration of control in existing management and principal shareholders. Stock prices of IPOs can also be highly unstable, due to the absence of a prior public market, the small number of shares available for trading and limited investor information.

SMALL COMPANIES. To the extent the Chase Vista H&Q IPO Fund invests in non-IPO equity securities of companies with small capitalizations, it will be subject to certain risks thereof. The value of an investment in Chase Vista H&Q IPO Fund is likely to fluctuate more dramatically than an investment in a fund which invests mostly in larger companies. That's because smaller companies trade less frequently and in smaller volumes, which may lead to more volatility in the prices of the securities. They may have limited product lines, markets or financial resources, and they may depend on a small management group.

MARKET VOLATILITY. Stock markets will fall periodically. As with any investment whose performance is tied to stock markets, the value of an investment in Chase Vista H&Q IPO Fund will fluctuate, which means that investors could lose money.

POLITICAL AND ECONOMIC FACTORS. Many factors can affect stock market performance. Political and economic news can influence market-wide trends. Other factors may be ignored by the market as a whole but may cause movements in the price of one company's stock or the stock of companies in one or more industries. All of these factors may have a greater impact on IPOs and, therefore, may have a significant impact on Chase Vista H&Q IPO Fund.

LACK OF QUALITY IPOS. The number or quality of IPOs available for Chase Vista H&Q IPO Fund to purchase may be inadequate for extended periods of time. During such periods, Chase Vista H&Q IPO Fund will not be able to implement its main investment strategy. This could significantly and adversely affect Chase Vista H&Q IPO Fund's investment return.

INDUSTRY CONCENTRATION RISKS. The IPO market tends to favor certain industries from time to time. As a result, the companies in which Chase Vista H&Q IPO Fund invests at any given time may represent a limited number of industries, and Chase Vista H&Q IPO Fund's share price may be subject to greater volatility. Currently, the industry comprised of Internet-related companies is one of the industries favored by the IPO market.

CONTRACTUAL RESTRICTIONS. Chase Vista H&Q IPO Fund may agree to contractual restrictions on its resale of certain IPOs. These restrictions, known as "lock-ups," will typically extend from 30 to 180 days after the initial public offering. During the period of the lock-up, Chase Vista H&Q IPO Fund will not be able to sell these securities and the value of these securities may decline as a result of adverse market movements.

CONFLICT OF INTEREST. The investment adviser may appear to have a conflict of interest when Chase Vista H&Q IPO Fund purchases IPOs from underwriting syndicates in which affiliates of the Fund's investment adviser act as a member or manager. Chase Vista H&Q IPO Fund will not purchase IPOs directly from such affiliates, and the Fund otherwise intends to conduct these purchases in compliance with applicable SEC rules.

PRICING RISK. Chase Vista H&Q IPO Fund may be unable to purchase IPOs at the offering price. The price of IPO shares in the aftermarket may greatly exceed the offering price, making it more difficult for Chase Vista H&Q IPO Fund to realize a profit.

TURNOVER COSTS; CAPITAL GAINS. Chase Vista H&Q IPO Fund normally expects to sell most of its IPO holdings within a year. This turnover of Chase Vista H&Q IPO Fund's portfolio will increase the Fund's transaction costs. Some gains from such sales will also be treated as short-term capital gains. Such capital gains are generally taxable at higher rates than long-term capital gains. Frequent trading could also mean higher brokerage commissions and other transaction costs, which could reduce Chase Vista H&Q IPO Fund's returns.

REDEMPTIONS. Chase Vista H&Q IPO Fund may have to sell stocks at a loss in order to pay for sales by its shareholders. Sales are more likely to occur when prices of IPO stocks are declining, and prices of IPO stocks may fall more rapidly than those of other securities.

LIMITED OPERATING HISTORY. Chase Vista H&Q IPO Fund has no operating history, and Symphony's model has only been previously implemented by one mutual fund, H&Q IPO Fund, which has been in operation since October, 1999. The model is based largely on a limited period of past market performance and may fail to anticipate shifts in market dynamics over time.

RELIANCE ON FINANCIAL DATA. Symphony's model relies on market and other data complied from other sources, primarily IPO Edge, a leading provider of IPO information. If this information were to become unavailable or unreliable, Chase Vista H&Q IPO Fund's investment strategy could be disrupted.

FOREIGN INVESTMENTS. Investments in foreign securities may be riskier than investments in the U.S. Because foreign securities are usually denominated in foreign currencies, the value of Chase Vista H&Q IPO Fund's portfolio may be influenced by currency exchange rates and exchange control regulations. Foreign securities may be affected by political, social and economic instability. Some securities may be harder to trade without incurring a loss and may be difficult to convert into cash. There may be less public information available, differing settlement procedures, or regulations and standards that don't match U.S. standards. Some countries may nationalize or expropriate assets or impose exchange controls. These risks increase when investing in issuers located in developing countries.

In early 1999, the European Monetary Union implemented a new currency called the "euro". It is possible that the euro could increase volatility in financial markets, which could have a negative effect on the value of shares of Chase Vista H&Q IPO Fund.

CONVERTIBLE SECURITIES. The market value of convertible securities tends to decline as interest rates increase, and increase as interest rates decline. Their value also tends to change whenever the market value of the underlying common or preferred stock fluctuates.

OTHER INVESTMENTS. If Chase Vista H&Q IPO Fund invests a substantial portion of its assets in money market instruments, repurchase agreements and U.S.

Government debt, including where Chase Vista H&Q IPO Fund is investing for temporary defensive purposes, it could reduce the Fund's potential return.

Derivatives may be more risky than other types of investments because they may respond more to changes in economic conditions than other types of investments. If they are used for non-hedging purposes, they could cause losses that exceed Chase Vista H&Q IPO Fund's original investment. [GRAPHIC]

CHASE VISTA H&Q IPO & EMERGING COMPANY FUND

THE FUND'S PAST PERFORMANCE

This section shows the Fund's performance record. The bar chart shows how the performance of the Fund has varied from year to year. This provides some indication of the risks of investing in the Fund. The table shows the average annual return over the past year, five years and ten years. It compares that performance to the S&P 500 Index, a widely recognized market benchmark.

The Fund's inception was in February 2001. Performance information prior to that date is based on that of H&Q IPO & Emerging Company Fund, which transferred all of its assets and liabilities in the Fund pursuant to a reorganization in February 2001.

The S&P 500 Index is an unmanaged, broad-based index of 500 companies and is generally considered to represent the U.S. market.

The calculations assume that all dividends and distributions are reinvested in the Fund. Some of the companies that provide services to the Fund have agreed not to collect some expenses and to reimburse others. Without these agreements, the performance figures would be lower than shown. [GRAPHIC]



YEAR-BY-YEAR RETURNS

[CHART]

2000    -49.12%

PAST PERFORMANCE DOES NOT PREDICT HOW THIS FUND WILL PERFORM IN THE FUTURE.

THE PERFORMANCE FIGURES IN THE BAR CHART DO NOT REFLECT ANY DEDUCTION FOR THE FRONT-END SALES LOAD WHICH IS ASSESSED ON CLASS A SHARES. IF THE LOAD WERE REFLECTED, THE PERFORMANCE FIGURES WOULD HAVE BEEN LOWER.

-----------------------------------
BEST QUARTER      13.75%
-----------------------------------
                  1ST QUARTER, 2000

-----------------------------------
WORST QUARTER    -42.32%
-----------------------------------
                  4TH QUARTER, 2000

AVERAGE ANNUAL TOTAL RETURNS
FOR THE PERIODS ENDING DECEMBER 31, 2000
REFLECTING SALES LOADS

                                                                     SINCE
                                                       ONE YEAR      INCEPTION
-------------------------------------------------------------------------------
 CLASS A                                               -51.93%       -27.73%
-------------------------------------------------------------------------------
 CLASS B                                               -54.53%       -29.76%
-------------------------------------------------------------------------------
 COMMON                                                -49.13%       -24.21%
-------------------------------------------------------------------------------

THE PERFORMANCE FOR THE CLASS A SHARES REFLECTS THE DEDUCTION OF THE MAXIMUM FRONT END SALES LOAD. THE PERFORMANCE FOR CLASS B SHARES REFLECTS THE DEDUCTION OF THE APPLICABLE CONTINGENT DEFERRED SALES LOAD.

FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

SHAREHOLDER FEES (FEES PAID DIRECTLY FROM YOUR INVESTMENT)

                        MAXIMUM SALES CHARGE       MAXIMUM DEFERRED SALES
                        (LOAD) WHEN YOU BUY        CHARGE (LOAD) SHOWN AS
                        SHARES, SHOWN AS % OF THE  LOWER OF ORIGINAL PURCHASE
                        OFFERING PRICE(1)          PRICE OR REDEMPTION PROCEEDS
-------------------------------------------------------------------------------
 CLASS A SHARES         5.75%                      NONE
-------------------------------------------------------------------------------
 CLASS B SHARES         NONE                       5.00%
-------------------------------------------------------------------------------

ANNUAL FUND OPERATING EXPENSES (EXPENSES THAT ARE DEDUCTED FROM FUND ASSETS)*

                                                                 TOTAL ANNUAL
                   MANAGEMENT      DISTRIBUTION   OTHER          FUND OPERATING
                   FEE             (12B-1) FEES   EXPENSES       EXPENSES
------------------------------------------------------------------------------
 CLASS A           0.65%           0.30%          0.27%          1.22%#
------------------------------------------------------------------------------
 CLASS B           0.65%           1.00%          0.27%          1.92%#
------------------------------------------------------------------------------

(1) THE OFFERING PRICE IS THE NET ASSET VALUE OF THE SHARES PURCHASED PLUS ANY SALES CHARGE.

*THE TABLE IS BASED ON EXPENSES FOR THE CURRENT FISCAL YEAR.

#ADJUSTED TO REFLECT CURRENT EXPENSE ARRANGEMENTS.

THE TABLE DOES NOT REFLECT CHARGES OR CREDITS WHICH YOU MIGHT INCUR IF YOU INVEST THROUGH A FINANCIAL INSTITUTION. CHASE HAS AGREED TO ENSURE THAT THE TOTAL EXPENSE RATIO GENERALLY DOES NOT EXCEED 1.35% FOR HOLDERS OF CLASS A SHARES AND 2.05% FOR HOLDERS OF CLASS B SHARES UNTIL FEBRUARY, 2002. HOWEVER, IF THE TOTAL NET ASSETS FOR THE FUND FALL BELOW $150 MILLION BEFORE SUCH DATE, CHASE HAS AGREED TO ENSURE THAT SUCH EXPENSE RATIOS DO NOT EXCEED 1.60% FOR HOLDERS OF CLASS A SHARES AND 2.30% FOR HOLDERS OF CLASS B SHARES UNTIL SUCH DATE.

CHASE VISTA H&Q IPO & EMERGING COMPANY FUND

EXAMPLE This example helps you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example assumes:

- you invest $10,000

- you sell all your shares at the end of the period

- your investment has a 5% return each year

- you reinvest all your dividends, and

- the Fund's operating expenses are not waived and remain the same as shown above.

Although your actual costs may be higher or lower, based on these assumptions:

IF YOU SELL YOUR SHARES YOUR COSTS WOULD BE:

                                1 YEAR      3 YEARS     5 YEARS      10 YEARS
-------------------------------------------------------------------------------
 CLASS A SHARES*                $692        $940        $1,207       $1,967
-------------------------------------------------------------------------------
 CLASS B SHARES**               $695        $903        $1,237       $2,243***
-------------------------------------------------------------------------------

IF YOU DON'T SELL YOUR SHARES YOUR COSTS WOULD BE:

                                1 YEAR      3 YEARS     5 YEARS      10 YEARS
-------------------------------------------------------------------------------
 CLASS B SHARES**               $195        $603        $1,037       $2,243***
-------------------------------------------------------------------------------

*ASSUMES SALES CHARGE IS DEDUCTED WHEN SHARES ARE PURCHASED.

**ASSUMES APPLICABLE DEFERRED SALES CHARGE IS DEDUCTED WHEN SHARES ARE SOLD.

***REFLECTS CONVERSION OF CLASS B SHARES TO CLASS A SHARES AFTER THEY HAVE BEEN OWNED FOR EIGHT YEARS.

THE FUNDS' INVESTMENT ADVISER

Chase Fleming Asset Management (USA) Inc. (CFAM) is the investment adviser to the Fund. CFAM is a wholly-owned subsidiary of J.P. Morgan Chase & Co., a registered bank holding company. CFAM is located at 1211 Avenue of the Americas, 41st Floor, New York, New York 10036. CFAM is entitled to receive an annual fee equal to 0.65% of the average daily net assets of the Fund.

The investment sub-adviser to CFAM (responsible for the day-to-day operations of the Fund) will be Symphony Asset Management, LLC (Symphony). Symphony is located at 555 California Street, Suite 2975, San Francisco, California 94104.

Ross Sakamato, who has been a portfolio manager at Symphony since 1996, is responsible for H&Q IPO Fund's day-to-day management. Prior to 1996, he was a Principal in the Investment Strategies Group of Barclays Global Investors and its predecessors.

HOW YOUR ACCOUNT WORKS

ABOUT SALES CHARGES

There's a sales charge to buy shares in the Fund. There are also ongoing charges that all investors pay as long as they own their shares, as explained later.

You have a choice of two different kinds of charges. Class A shares have a charge you pay when you invest. Class B shares have a deferred sales charge. You don't pay any charge when you buy the Class B shares, but you may have to pay a charge when you sell them, depending on how long you hold them.

There are a number of plans and special discounts which can decrease or even eliminate these charges.

This section explains how the two sales charges work.

CLASS A SHARES

The initial sales charge is deducted directly from the money you invest. As the table shows, the charge is lower the more you invest. The public offering price of Class A shares is the net asset value plus the initial sales charge. Net asset value is the value of everything the Fund owns, minus everything it owes, divided by the number of shares held by investors. The Fund receives the net asset value.

                        TOTAL SALES CHARGE

                   AS % OF THE      AS %
                   OFFERING         OF NET
 AMOUNT OF         PRICE            AMOUNT
 INVESTMENT        PER SHARE        INVESTED
--------------------------------------------
 LESS THAN
 $100,000          5.75%            6.10%
--------------------------------------------
 $100,000 BUT
 UNDER $250,000    3.75%            3.90%
--------------------------------------------
 $250,000 BUT
 UNDER $500,000    2.50%            2.56%
--------------------------------------------
 $500,000 BUT
 UNDER $1 MILLION  2.00%            2.04%
--------------------------------------------

There is no sales charge for investments of $1 million or more or for investments in Class A Shares by former Common Class shareholders of H&Q IPO & Emerging Company Fund of Hambrecht & Quist Trust.

CLASS B SHARES

The deferred sales charge is deducted directly from your assets when you sell your shares. It's a percentage of the original purchase price or the current value of the shares, whichever is lower. As the table shows, the deferred sales charge gets lower the longer you hold the shares and disappears altogether after six years. Class B shares automatically convert into Class A shares at the beginning of the ninth year after you bought them.

 YEAR        DEFERRED SALES CHARGE
----------------------------------
 1           5%
----------------------------------
 2           4%
----------------------------------
 3           3%
----------------------------------
 4           3%
----------------------------------
 5           2%
----------------------------------
 6           1%
----------------------------------
 7           NONE
----------------------------------
 8           NONE
----------------------------------

We calculate the deferred sales charge from the month you buy your shares. We always sell the shares with the lowest deferred sales charge first. Shares acquired by reinvestment distribution can be sold without a deferred sales charge. The deferred sales charge is calculated differently for certain Class B shares held by former Class B shareholders of H&Q IPO & Emerging Company Fund of Hambrecht & Quist Trust.

GENERAL

Vista Fund Distributors Inc. (VFD) is the distributor for the Fund. It's a subsidiary of BISYS Group, Inc. and is not affiliated with Chase. The Fund has adopted Rule 12b-1 distribution plans under which it pays annual distribution fees of up to 0.30% of the average daily net assets attributed to Class A shares and up to 1.00% of the average daily net assets attributed to Class B shares.

This payment covers such things as compensation for services provided by broker-dealers and expenses connected with the sale of shares.

HOW YOUR ACCOUNT WORKS

Payments are not tied to actual expenses incurred.

Because 12b-1 expenses are paid out of the Fund's assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than other types of sales charges.

WHICH CLASS OF SHARES IS BEST?

Your decision about which class of shares to buy depends on a number of factors, including the amount you're buying and how long you intend to hold your shares. If you have no plans to sell your shares for at least six years and you don't want to pay an up-front sales charge, you may consider buying Class B shares.

Class A shares may be a good choice if you qualify to have the sales charge reduced or eliminated. In almost all cases, if you plan to buy $250,000 of shares or more, Class A is the most economical choice.

You should also consider the distribution and service fees, which are lower for Class A shares. These fees appear in the table called Annual Fund operating expenses (expenses that are deducted from Fund assets) for each Fund.

Your investment representative may be able to advise you about the best class of shares for you. [GRAPHIC]

BUYING FUND SHARES

You can buy shares three ways:

THROUGH YOUR INVESTMENT REPRESENTATIVE
Tell your representative which Fund you want to buy and he or she will contact us. Your representative may charge you a fee and may offer additional services, such as special purchase and redemption programs. Some representatives charge a single fee that covers all services. Your representative may impose different minimum investments and earlier deadlines to buy and sell shares.

THROUGH THE CHASE FUNDS SERVICE CENTER
Call 1-800-348-4782

Or

Complete the application form and mail it along with a check for the amount you want to invest to:

CHASE FUNDS SERVICE CENTER,
P.O. BOX 219392
KANSAS CITY, MO 64121-9392

THROUGH A SYSTEMATIC INVESTMENT PLAN

You can make regular automatic purchases of at least $100. See There's more on the Systematic Investment Plan later in this document.
                                   ----------
Whether you choose Class A or Class B shares, the price of the shares is based on the net asset value per share (NAV). NAV is the value of everything the Fund owns, minus everything it owes, divided by the number of shares held by investors. You'll pay the public offering price, which is based on the next NAV calculated after the Chase Funds Service Center accepts your instructions. The Fund calculates its NAV once each day at the close of regular trading on the New York Stock Exchange. The Fund generally values its assets at their market value but may use fair value if market prices are unavailable. The Chase Funds Service Center will not accept your order until it is in proper form. An order is in proper form only after payment is converted into federal funds.

The Chase Funds Service Center accepts purchase orders on any business day that the New York Stock Exchange is open. Normally, if the Chase Funds Service Center receives your order in proper form by the close of regular trading on the New York Stock Exchange, we'll process your order at that day's price.

You must provide a Social Security Number or Taxpayer Identification Number when you open an account. The Fund has the right to refuse any purchase order or to stop offering shares for sale at any time.


TO OPEN AN ACCOUNT, BUY OR SELL SHARES OR GET FUND INFORMATION, CALL:
----------------------------------------------------------------------
THE CHASE FUNDS SERVICE CENTER
----------------------------------------------------------------------
1-888-524-2730
----------------------------------------------------------------------


MINIMUM INVESTMENTS

-----------------------------------------------
                   INITIAL        ADDITIONAL
TYPE OF ACCOUNT    INVESTMENT     INVESTMENTS
-----------------------------------------------
REGULAR
ACCOUNT            $2,500         $100
-----------------------------------------------
SYSTEMATIC
INVESTMENT
PLAN               $1,000         $100
-----------------------------------------------
IRAS               $1,000         $100
-----------------------------------------------
SEP-IRAS           $1,000         $100
-----------------------------------------------
EDUCATION
IRAS               $500           $100
-----------------------------------------------

Make your check out to Chase Funds in U.S. dollars. We won't accept credit cards, cash, or checks from a third party. You cannot sell your shares until your check has cleared, which could take more than 15 calendar days. If you buy through an Automated Clearing House, you can't sell your shares until the payment clears. That could take more than seven business days.

Your purchase will be canceled if your check doesn't clear and you'll be responsible for any expenses and losses to the Funds. Orders by wire will be cancelled if the Chase Funds Service Center doesn't receive payment by 4:00 p.m. Eastern time on the day you buy.

If you're planning to exchange, sell or transfer shares to another person shortly after buying the shares, you should pay by certified check to avoid delays. The Fund will not issue certificates for Class A shares unless you request them and they will not issue certificates for Class B shares.

HOW YOUR ACCOUNT WORKS

SELLING FUND SHARES

You can sell your shares three ways:

THROUGH YOUR INVESTMENT REPRESENTATIVE
Tell your representative which Funds you want to sell. He or she will send the necessary documents to the Chase Funds Service Center. Your representative might charge you for this service.

THROUGH THE CHASE FUNDS SERVICE CENTER
Call 1-800-348-4782. We will mail you a check or send the proceeds via electronic transfer or wire. You cannot sell by phone if you have changed your address of record within the previous 30 days. If you sell $25,000 or more worth of Funds by phone, we'll send it by wire only to a bank account on our records.

Or

Send a signed letter with your instructions to:

CHASE FUNDS SERVICE CENTER,
P.O. BOX 219392
KANSAS CITY, MO 64121-9392

THROUGH A SYSTEMATIC WITHDRAWAL PLAN
You can automatically sell as little as $50 worth of shares. See Shareholder Services for details.

                                   ----------

You can sell your shares on any day the Chase Funds Service Center is accepting purchase orders. You'll receive the next NAV calculated after the Chase Funds Service Center accepts your order, less any applicable sales charges.

Under normal circumstances, if the Chase Funds Service Center receives your order before the close of regular trading on the New York Stock Exchange, the Fund will send you the proceeds the next business day. We won't accept an order to sell shares if the Fund hasn't collected your payment for the shares. The Fund may stop accepting orders to sell and may postpone payments for more than seven days, as federal securities laws permit.

You'll need to have signatures guaranteed for all registered owners or their legal representative if:

-    you want to sell shares with a net asset value of $100,000 or more

- you want your payment sent to an address other than the one we have in our records.

We may also need additional documents or a letter from a surviving joint owner before selling the shares. Contact the Chase Vista Funds Service Center for more details.

EXCHANGING FUND SHARES

You can exchange your shares for shares of the same class of certain other Chase Funds at net asset value, beginning 15 days after you buy your shares. For tax purposes, an exchange is treated a sale of Fund shares. This will generally result in a capital gain or loss to you.

You can exchange your shares three ways:

THROUGH YOUR INVESTMENT REPRESENTATIVE

Tell your representative which Funds you want to exchange from and to. He or she will send the necessary documents to the Chase Funds Service Center. Your representative might charge you for this service.

THROUGH THE CHASE FUNDS SERVICE CENTER
Call 1-800-348-4782 to ask for details.

THROUGH A SYSTEMATIC EXCHANGE PLAN
You can automatically exchange money from one Chase account to another of the same class. Call the Chase Funds Service Center for details.

                                   ----------

If you exchange Class B shares of a Fund for Class B shares of another Chase Vista Fund, you will not pay a deferred sales charge until you sell the shares of the other Fund. The amount of deferred sales charge will be based on when you bought the original shares, not when you made the exchange. Carefully read the prospectus of the Fund you want to buy before making an exchange. You'll need to meet any minimum investment requirements.

You should not exchange shares as means of short-term trading as this could increase management cost and affect all shareholders. We reserve the right to limit the number of exchanges or to refuse an exchange. We may also terminate this privilege. We charge an administration fee of $5 for each exchange if you make more than 10 exchanges in a year or three in a quarter. See the Statement of Additional Information to find out more about the exchange privilege. [GRAPHIC]

OTHER INFORMATION CONCERNING THE FUND

We may close your account if the balance falls below $500 because you've sold shares. We may also close the account if you are in the Systematic Investment Plan and fail to meet investment minimums over a 12-month period. We'll give you 60 days' notice before closing your account.

Unless you indicate otherwise on your account application, we are authorized to act on redemption and transfer instructions received by phone. If someone trades on your account by phone, we'll ask that person to confirm your account registration and address to make sure they match those you provided us. If they give us the correct information, we are generally authorized to follow that person's instructions. We'll take all reasonable precautions to confirm that the instructions are genuine. Investors agree that they will not hold a Fund liable for any loss or expenses from any sales request, if the Fund takes reasonable precautions. The Fund will be liable for any losses to you from an unauthorized sale or fraud against you if we do not follow reasonable procedures. You may not always reach the Chase Funds Service Center by telephone. This may be true at

HOW YOUR ACCOUNT WORKS


times of unusual market changes and shareholder activity. You can mail us your instructions or contact your investment representative or agent. We may modify or cancel the sale of shares by phone without notice.

Chase, CFAM and/or VFD may, at their own expense, make additional payments to certain selected dealers or other shareholder servicing agents for performing administrative services for their customers. The amount may be up to an additional 0.10% annually of the average net assets of the Fund attributable to shares of the Fund held by customers of those shareholder servicing agents.

The Fund may issue multiple classes of shares. This prospectus relates to Class A and Class B shares of the Fund. Each class may have different requirements for who may invest, and may have different sales charges and expense levels. A person who gets compensated for selling Fund shares may receive a different amount for each class.

Chase and its affiliates and the Fund and its affiliates, agents and subagents may share information about shareholders and their accounts with each other and with others unless this sharing is prohibited by contract. The information can be used for a variety of purposes, including offering investment and insurance products to shareholders. [GRAPHIC]

DISTRIBUTION ARRANGEMENTS

The Fund's distributor is Vista Fund Distributors Inc., which we call VFD in this prospectus. VFD is a subsidiary of The BISYS Group, Inc. and is not affiliated with Chase.

The Fund has adopted a Rule 12b-1 distribution plan for Class A and Class B shares. It provides for payment of distribution fees at an annual rate of up to 0.30% of the average daily net assets attributed to Class A shares and up to 1.00% of the average daily net assets attributed to Class B shares of the Fund.

The money from these payments is used to compensate the Fund's distributor and broker-dealers for the services they provide and the expenses they incur selling Investor Class shares. Payments are not tied to the actual expenses incurred.

Because 12b-1 expenses are paid out of the Fund's assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than other types of sales charges. [GRAPHIC]

DISTRIBUTIONS AND TAXES

The Fund can earn income and it can realize capital gains. The Fund deducts any expenses and pay these earnings out to shareholders as distributions. The Fund distributes any net investment income at least annually. Net capital gain is distributed at least annually.

You have three options for your distributions if your financial services firm offers them. You may:

-    reinvest all of them in additional Fund shares;

- take distributions of net investment income in cash or as a deposit in a pre-assigned bank account and reinvest distributions of net capital gain in additional shares; or

- take all distributions in cash or as a deposit in a pre-assigned bank account.

If you don't select an option when you open your account, we'll reinvest all distributions. If we reinvest your distributions, they will be in the same class of shares. The taxation of dividends won't be affected by the form in which you receive them.

Dividends of net investment income are usually taxable as ordinary income at the federal, state and local levels. The state or municipality where you live may not charge you state and local taxes on dividends earned on certain bonds. Dividends earned on bonds issued by the U.S. government and its agencies may also be exempt from some types of state and local taxes.

If you receive distributions of net capital gain, the tax rate will be based on how long the Fund held a particular asset, not on how long you have owned your shares. If you buy shares just before a distribution, you will pay tax on the entire amount of the taxable distribution you receive, even though the NAV will be higher on that date because it includes the distribution amount.

The Fund expects that its distributions will consist primarily of capital gains.

Early in each calendar year, each Fund will send you a notice showing the amount of distributions you received in the preceding year and the tax status of those distributions.

For tax purposes, an exchange is treated as selling Fund shares. This will generally result in a capital gain or loss to you.

The above is a general summary of tax implications of investing in the Fund. Please consult your tax adviser to see how investing in the Fund will affect your own tax situation. [GRAPHIC]

SHAREHOLDER SERVICES

SYSTEMATIC INVESTMENT PLAN

You can regularly invest $100 or more in the first or third week of any month. The money is automatically debited from your checking or savings account. You must make an initial deposit of at least $1,000 to start the plan.

You can set up a plan when you open an account by completing the appropriate section of the application.

Current shareholders can join by sending a signed letter and a deposit slip or void check to the Chase Funds Service Center. Call 1-800-348-4782 for complete instructions.

SYSTEMATIC WITHDRAWAL PLAN
You can make regular withdrawals of $50 or more. You can have automatic withdrawals made monthly, quarterly or semiannually. Your account must contain at least $5,000 to start the plan. Call 1-800-348-4782 for complete instructions.

SYSTEMATIC EXCHANGE
You can transfer assets automatically from one Chase account to another on a regular basis. It's a free service.

TELEPHONE PRIVILEGES
You can buy, sell and exchange your shares by calling the Chase Funds Service Center. Telephone privileges are provided automatically, unless you tell us otherwise on your account application. [GRAPHIC]

WHAT THE TERMS MEAN

DEPOSITARY RECEIPTS: instruments which are typically issued by financial institutions and which represent ownership of securities of foreign corporations. Depositary receipts are usually designed for use on U.S. and European securities exchanges.

DISTRIBUTION FEE: a fee that covers the cost of the distribution system used to sell shares to the public.

FUNDAMENTAL RESEARCH: method which concentrates on "fundamental" information about an issuer, such as its financial statements, history, management, etc.

GROWTH APPROACH: approach which focuses on identifying securities of companies whose earnings growth potential appears to the manager to be greater than the market in general and whose growth in revenue is expected to continue for an extended period.

MANAGEMENT FEE: a fee paid to the investment adviser to manage the Fund and make decisions about buying and selling the Fund's investments.

OTHER EXPENSES: miscellaneous items, including transfer agency, custody and registration fees.

REPURCHASE AGREEMENTS: a type of short-term investment in which a dealer sells securities to the Fund and agrees to buy them back later at a set price. In effect, the dealer is borrowing the Fund's money for a short time, using the securities as collateral.

SHAREHOLDER SERVICE FEE: a fee to cover the cost of paying shareholder servicing agents to provide certain support services for your account.

TECHNICAL ANALYSIS: method which focuses on historical price trends in an attempt to predict future price movements.

VALUE APPROACH: approach which focuses on identifying securities that the adviser believes are undervalued by the market, as measured by certain financial formulas. [GRAPHIC]

HOW TO REACH US

--------------------------------------------------------------------------------

MORE INFORMATION

You'll find more information about the Fund in the following documents:

ANNUAL AND SEMI-ANNUAL REPORTS
Our annual and semi-annual reports contain more information about the Fund's investments and performance. The annual report also includes details about the market conditions and investment strategies that had a significant effect on the Fund's performance during the last fiscal year.

STATEMENT OF ADDITIONAL INFORMATION (SAI)
The SAI contains more detailed information about the Fund and its policies. By law, it's considered to be part of this prospectus.

You can get a free copy of these documents and other information, or ask us any questions, by calling us at 1-800-348-4782 or writing to:

CHASE FUNDS SERVICE CENTER
P.O. BOX 219211
KANSAS CITY, MO 64121-9210

If you buy your shares through The Chase Manhattan Bank or another institution, you should contact that institution directly for more information. You can also find information on-line at www.chasefunds.com on the internet.

You can write or e-mail the SEC's Public Reference Room and ask them to mail you information about the Fund, including the SAI. They'll charge you a copying fee for this service. You can also visit the Public Reference Section and copy the documents while you're there.

PUBLIC REFERENCE SECTION OF THE SEC
WASHINGTON, DC 20549-0102.
1-202-942-8090
E-MAIL: publicinfo@sec.gov

Reports, a copy of the SAI and other information about the Fund is also available on the SEC's website at http://www.sec.gov.

The Fund's Investment Company Act File No. is 811-5526


-C- 2000 The Chase Manhattan Corporation. All Rights Reserved.

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Chase Funds Fulfillment Center
393 Manley Street
West Bridgewater, MA 02379-1039